Exhibit 10.7
                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT


        THIS AMENDED AND RESTATED AGREEMENT is executed and made effective as of January 1, 1999 between TANGER PROPERTIES LIMITED PARTNERSHIP, a North Carolina Limited Partnership, whose address is P.O. Box 29168, Greensboro, N.C. 27408 (the "Employer") and WILLARD ALBEA CHAFIN, JR., a resident of North Carolina, whose address is 8301 Case Ridge Drive, Oak Ridge, North Carolina 27310 (the "Employee").

                                    RECITALS

A. Employer and Employee entered into an Employment Agreement dated March 7, 1990 which was amended and restated as of October 11, 1993 and January 1, 1996.

B. The parties intend to modify, amend and restate their Agreement upon the terms and conditions set forth herein

        Now therefore, in consideration of the promises contained herein and other valuable consideration the parties agree as follows:

1. EMPLOYMENT. Employer agrees to employ Employee during the term of this Agreement. Employee agrees to devote substantial time and attention and his best efforts to the business affairs of the Employer. During the term of his employment hereunder, Employee shall not perform services for others as a consultant, employee or otherwise and shall not engage in the conduct of any other trade or business.

        Employer is engaged in the development and operation of retail shopping centers. The Employee will serve as a Senior Vice President of the Employer and will perform duties assigned to him by the Employer in all phases of the Employer's business. Employee's major responsibilities will include site selection for new shopping centers to be developed and leasing space in new and existing shopping centers as manufacturer's outlets. Employee will be directly involved in the management of existing and new centers. Other responsibilities will include assisting in the promotion, advertising and marketing of all Employer's shopping centers and the development of a good communications program between Employer and its tenants. Employee will be required to engage in extensive travel and Employee will work out of Employer's Greensboro, North Carolina office.

2. TERM. The term of this Agreement as herein amended and restated shall begin on January 1, 1999 and shall end on December 31, 2001 (the "Contract Term") unless sooner terminated as herein provided. The twelve calendar month period beginning on January 1, 1999 and ending December 31, 1999 and each calendar year thereafter during the Contract Term is sometimes herein referred to as a "Contract Year".


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        By mutual written agreement, the parties may extend the term of employment for an additional period of three years (an "Extended Term") upon such terms and conditions as the parties may agree.

        This Agreement shall survive any merger, acquisition or cessation of business by the Employer and shall remain binding upon any successor of the Employer or transferee of the Employer's business.

3. COMPENSATION. For each Contract Year beginning on or after January 1, 1999, Employer will pay Employee for services performed pursuant to this Agreement an "Annual Base Salary" as follows:


       CONTRACT YEAR            ANNUAL BASE SALARY
           1999                     $210,000.00
           2000                     $220,000.00
           2001                     $230,000.00

        The Annual Base Salary shall be paid in equal installments in arrears in accordance with Employer's regular pay schedule.

        The Employer will provide the Employee with any medical, disability or life insurance benefits in accordance with any such plans provided by the Employer for other employees and for which Employee is eligible.

        Employee will be reimbursed for any necessary and reasonable expense incurred by the Employee in performing the services requested of him by the Employer during the term of employment. At least monthly, the Employee will submit such records and paid bills supporting the amount of the expenses incurred and to be reimbursed as the Employer shall reasonably require.

        Employer will pay and/or withhold for FICA, income and other employee taxes on compensation payable to Employee hereunder as required by law.

4. VACATION. Employee shall be entitled to four (4) weeks of vacation during each Contract Year for the term of employment hereunder.

5. TERMINATION. The Employee's employment by the Employer hereunder shall be terminated upon the occurrence of any of the following events:

        A. If the Employer and Employee mutually agree to terminate the employment;

        B. Upon the disability of the Employee. "Disability" for these purposes shall mean

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the Employee's inability through physical or mental illness or other cause to perform any of the material duties assigned to him by the Employer for a period of one hundred and eighty (180) days or more within any twelve consecutive calendar months. Employee will be paid during any sickness or disability period;

        C. By either party in the event of a material breach by the other party of any of that other party's obligations under this Agreement;

        D. By Employer, if Employee is convicted of a felony or engages in conduct or activity that has, or in the Employer's reasonably held belief, will have a material adverse effect upon Employer's business or future prospects;

        E. Upon the Employee's death.

        Upon termination of Employee's employment, Employee shall be entitled to receive only the compensation accrued but unpaid for the period of employment prior to the date of such termination and shall not be entitled to additional compensation except as follows:

               (1) If Employee's employment is terminated by reason of his death or disability during the Contract Term, the Employer will pay Employee (or the personal representatives of his estate, in the event of his death) as a death or disability benefit, an amount equal to the Annul Base Salary payable hereunder for the Contract Year within which such termination occurs. Such amount shall be paid in 12 equal monthly installments, with the first installment payable on the last day of the first calendar month following the calendar month in which Employee's employment is terminated;

               (2) If Employer materially breaches this Agreement and this Agreement is terminated or rescinded by Employee, in addition to the compensation due Employee under Section 3 hereinabove, Employer shall pay Employee as additional compensation an amount equal to the Annual Base Salary payable hereunder in the Contract Year within which Employee's employment is terminated. Such amount shall be paid in twelve
        (12) equal monthly installments on the first of each month beginning the first day of the first month after Employee shall terminate or rescind this Agreement in writing;

               (3) If the Employee's employment is not terminated prior to the end of the Contract Term and if Employee offers to extend the term of his employment by the Employer beyond the Contract Term for one year or more upon substantially the same terms as the last Contract Year of the Contract Term but the Employer elects not to continue Employee's employment, the Employer shall pay Employee as a severance benefit an amount equal to the greater of (i) $125,000.00 or (ii) one half (1/2) of the Annual Base Salary payable to him for the last Contract Year of the Contract Term.

6.      COVENANT AGAINST COMPETITION AND NON-DISCLOSURE.


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        A. Covenant Against Competition. Employee covenants and agrees that during Employee's employment and for a period of one year after he ceases to be employed by Employer, Employee shall not, directly or indirectly, as an employee, employer, shareholder, proprietor, partner, principal, agent, consultant, advisor, director, officer, or in any other capacity, engage in the development or operation of a retail shopping facility within a radius of one hundred (100) miles of any retail shopping facility owned or operated by the Employer at any time during the Employee's employment hereunder or in any state in which the Employer owns or operates a retail shopping facility or within the radius of one hundred (100) miles of any site for which Employer has made an offer to purchase for the development of a retail shopping facility by the Employer prior to the date of the termination of the Employee's employment.

        B. Disclosure of Information. Employee acknowledges that in and as a result of his employment hereunder, he will be making use of, acquiring and/or adding to confidential information of a special and unique nature and value relating to such matters as financial information, terms of leases, terms of financing, financial condition of tenants and potential tenants, sales and rental income of shopping centers and other specifics about Employer's development, financing, construction and operation of retail shopping facilities. Employee covenants and agrees that he shall not, at any time during or following the term of his employment, directly or indirectly, divulge or disclose for any purpose whatsoever any such confidential information that has been obtained by, or disclosed to, him as a result of his employment by Employer.

        C.     Reasonableness of Restrictions.

               1. Employee has carefully read and considered the foregoing provision of this Item, and, having done so, agrees that the restrictions set forth in these paragraphs, including but not limited to the time period of restriction set forth in the covenant against competition are fair and reasonable and are reasonably required for the protection of the interests of Employer and its officers, directors and other employees.

               2. In the event that, notwithstanding the foregoing, any of the provisions of this Item shall be held invalid or unenforceable, the remaining provisions thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included herein. In the event that any provision of this Item relating to the time period and/or the areas of restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period or areas such court deems reasonable and enforceable, the time period and/or areas of restriction deemed reasonable and enforceable by the court shall become and thereafter be the maximum time period and/or areas.

        D. Consideration. The covenants against competition and non-disclosure by the Employee in this Item are made in consideration of the Employer's agreement to employ the Employee upon the terms and conditions set forth herein. Such covenants against competition

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and of non-disclosure by the Employee in this Item constitute the material inducement to Employer to enter into this Agreement, to make confidential information developed by Employer available to Employee and to pay the salary and bonuses provided for Employee herein.

        E. Employer's Remedies. Employee covenants and agrees that if he shall violate any of his covenants or agreements contained in this Item, then Employer shall, in addition to any other rights and remedies available to it at law or in equity, have the following rights and remedies against Employee:

               1. Employer shall be relieved of any further obligation to Employee under the terms of this agreement; and

               2. Employer shall be entitled to an accounting and repayment of all profits, compensation, commissions, remunerations or other benefits that Employee, directly or indirectly, has realized and/or may realize as a result of, growing out of or in connection with, any such violation.

        The foregoing rights and remedies of the Employer shall be cumulative and the election by the Employer to exercise any one or more of them shall not preclude the Employer's exercise of any other rights described above or otherwise available under applicable principals of law or equity.

7.      NOTICES.

        Any notice required or permitted to be given pursuant to this Agreement shall be hand delivered or sent by certified mail, return receipt requested, to the address of the party to whom it is directed as set forth below:

        Employer:                   Tanger Properties Limited Partnership
                                    c/o Stanley K. Tanger
                                    P.O. Box 29168
                                    Greensboro, N.C.  27402

        Employee:                   Willard Albea Chafin, Jr.
                                    8301 Case Ridge Drive
                                    Oak Ridge, North Carolina 27310



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        IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the day and year first above written.

                                    EMPLOYER:

                                    TANGER PROPERTIES LIMITED PARTNERSHIP, a
                                    North Carolina Limited Partnership

                                    By: TANGER FACTORY OUTLET CENTERS, INC.,
                                            it's sole general partner

                                    By:
                                        --------------------------------------
                                        STANLEY K. TANGER
                                        Chairman of the Board
                                        Chief Executive Officer



                                    EMPLOYEE:


                                    --------------------------------------
                                    WILLARD ALBEA CHAFIN, JR.


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